Exhibit 99.1

            News Release

FOR IMMEDIATE RELEASE

ACCO BRANDS POSTS FIRST QUARTER 2021
SALES INCREASE OF 7 PERCENT BASED ON
STRENGTH IN POWERA AND EMEA

LAKE ZURICH, ILLINOIS, April 27, 2021 - ACCO Brands Corporation (NYSE: ACCO) today announced its first quarter results for the period ended March 31, 2021.

•EPS was $(0.21) versus $0.08 in prior year
•Adjusted EPS was $0.10 versus $0.14 in 2020
•Net sales were $411 million, up 7 percent from 2020
•PowerA results exceeded expectations
•Strong EMEA performance continued
•Refinanced bond and bank debt to reduce interest cost/extend tenor

"Our first quarter results were better than we expected, as we posted strong results despite comparisons against a quarter last year that was minimally impacted by COVID-19. I am particularly pleased that we accelerated our growth in consumer and work-from-home product categories as we progressed with our strategy of transforming toward a more consumer-oriented business. We saw improvements in many of our businesses, led by outstanding results in PowerA and EMEA. We also took strategic restructuring and refinancing actions to further lower long-term costs, and extend the tenor and reduce interest costs on our debt. I believe we are well-positioned for solid growth as the world economies recover from the pandemic," said Boris Elisman, Chairman, President and Chief Executive Officer of ACCO Brands.

First Quarter Results

Net sales increased 6.9 percent to $410.5 million from $384.1 million in 2020 due to inclusion of $62.7 million from the PowerA acquisition. Comparable sales were $332.1 million, down 13.5 percent as a result of COVID-19 impacts1 in the North America and International segments. EMEA
1 "COVID-19 impacts" include the operational, financial, and other effects on ACCO Brands, its customers, and end users of its products, of school and business closures, work from home, remote and hybrid learning, government orders, and manufacturing, distribution, supply chain and other disruptions resulting from COVID-19 and the actions ACCO Brands, its customers and end users have taken in response to the pandemic, including actions we have taken to manage our inventory and credit risk under the circumstances.

continued its recovery and posted a strong sales increase, with and without PowerA. Favorable foreign exchange increased sales $15.7 million, or 4.1 percent.
The Company reported an operating loss of $1.1 million, compared with an operating profit of $17.4 million in 2020. The decline was due to $6.7 million of expense related to the change in fair value of the contingent consideration for the PowerA earnout, as well as $3.6 million of higher amortization expense, $3.6 million in higher restructuring costs, and higher SG&A expense from higher incentive accruals and the PowerA acquisition. These factors were partially offset by higher gross profit and cost reductions. Operating income benefited from favorable foreign exchange of $2.6 million. Adjusted operating income was $24.6 million, compared with $26.4 million in 2020.

The Company had a net loss of $20.4 million, or $(0.21) per share, compared with net income of $8.0 million, or $0.08 per share, in 2020 due to lower operating income, $13.5 million of expense related to the bond and bank debt refinancing, and $4.6 million of increased interest expense. The adjusted net income was $10.0 million, or $0.10 per share, compared with net income of $13.2 million, or $0.14 per share, in 2020.

Business Segment Results

ACCO Brands North America - Sales of $188.8 million increased 12.5 percent from $167.8 million in 2020 due to the PowerA acquisition, which added $51.5 million. Comparable sales of $136.3 million decreased 18.8 percent due to lower demand related to COVID-19 impacts, particularly in commercial office products, as many employees continue to work from home.

The segment had an operating loss of $0.7 million versus operating profit of $7.6 million in 2020. The decline primarily was due to $3.4 million of increased amortization cost, a $2.4 million step-up in inventory value related to PowerA, higher logistics expense, and increased incentive accruals. These factors were partially offset by cost reductions. Adjusted operating income of $11.2 million increased slightly from $10.9 million in 2020. Restructuring charges were $3.0 million.

ACCO Brands EMEA - Sales of $156.9 million increased 23.1 percent from $127.5 million in 2020, primarily from favorable foreign exchange of $12.2 million, or 9.6 percent, and the PowerA acquisition, which added $8.6 million. Comparable sales were $136.1 million, up 6.8 percent, primarily due to growth in air purifiers, do-it-yourself tools, computer accessories, home-use filing items, shredders, and art supplies.

Operating income of $16.8 million increased from $12.0 million in 2020. Adjusted operating income was $21.2 million compared with $15.2 million in 2020. Both increases were due to higher sales, which offset increased incentive accruals and logistics expenses. Favorable foreign exchange was $1.6 million.

ACCO Brands International - Sales of $64.8 million decreased 27.0 percent from $88.8 million in 2020. Comparable sales were $59.7 million, down 32.7 percent. Both sales declines resulted from lower demand due to COVID-19 impacts, particularly in Brazil and Mexico where schools and many offices remain closed. The PowerA acquisition added $2.6 million, and favorable foreign exchange added $2.5 million.

Operating income of $0.6 million decreased from $5.9 million in 2020, and adjusted operating income of $3.1 million decreased from $8.2 million. The declines primarily were due to lower sales, fixed expenses, higher bad debt reserves and restructuring charges. These headwinds were partially offset by cost reductions.

Capital Allocation

For the quarter, the company had $42.4 million of net cash outflow from operating activities and used $46.2 million of free cash flow, including capital expenditures of $3.8 million. The Company paid $6.2 million in dividends. The company's near-term strategy is to use cash to fund its dividend and reduce debt. The company's long-term strategy remains to deploy cash to fund dividends, reduce debt, repurchase stock and make acquisitions.

Outlook

Second quarter sales are expected to be in a range of $460 million to $490 million, with PowerA contributing $50 million to $60 million. Adjusted earnings per share are expected to be in a range of $0.25 to $0.30. The outlook includes a favorable foreign exchange impact of 5 percent on sales and $0.01 to $0.02 on adjusted EPS, as well as $0.09 from the exclusion of intangible amortization. For the full year, the Company is confident in its ability to generate at least $135 million of free cash flow (at least $165 million in operating cash flow minus capital expenditures of approximately $30 million).

As previously announced, beginning with the first quarter of 2021, the Company changed the way it calculates and reports its adjusted non-GAAP measures by excluding non-cash amortization of acquisition-related intangible assets. The Company has made several large acquisitions over the last few years, and has publicly committed to continue to transform its business through acquisitions in the future. As a result of its acquisition strategy, the Company has, and likely will continue to have in the foreseeable future, a large amount of acquisition-related amortization expense. The Company believes that this change will enhance the usefulness of its non-GAAP measures to its investors because it reflects the underlying operating results before amortization expense which is not associated with core operations, and facilitates meaningful period-to-period and peer comparisons.

Webcast

At 8:30 a.m. EDT on April 28, 2021, ACCO Brands Corporation will host a conference call to discuss the company's first quarter 2021 results. The call will be broadcast live via webcast. The webcast can be accessed through the Investor Relations section of www.accobrands.com. The webcast will be in listen-only mode and will be available for replay following the event.

About ACCO Brands Corporation

ACCO Brands Corporation is one of the world's largest designers, marketers and manufacturers of branded academic, consumer and business products. Our widely recognized brands include AT-A-GLANCE®, Barrilito®, Derwent®, Esselte®, Five Star®, Foroni®, GBC®, Hilroy®, Kensington®, Leitz®, Mead®, PowerA®, Quartet®, Rapid®, Rexel®, Swingline®, Tilibra®, Wilson Jones®, and many others. Our products are sold in more than 100 countries around the world. More information about ACCO Brands, the Home of Great Brands Built by Great People, can be found at www.accobrands.com.

Non-GAAP Financial Measures
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this earnings release to aid investors in understanding the company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the "About Non-GAAP Financial Measures" section of this earnings release.

Forward-Looking Statements

Statements contained in this earnings release, other than statements of historical fact, other than statements of historical fact, particularly those anticipating future financial performance, business prospects, growth, operating strategies and similar matters, including without limitation, statements concerning the impacts of the COVID-19 pandemic on the Company's business, operations, results of operations, liquidity and financial condition, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to us at the time such statements are made. These statements, which are generally identifiable by the use of the words "will," "believe," "expect," "intend," "anticipate," "estimate," "forecast," "project," "plan," and similar expressions, are subject to certain risks and uncertainties, are made as of the date hereof, and we undertake no duty or obligation to update them. Because actual results may differ materially from those suggested or implied by such forward-looking statements, you should not place undue reliance on them when deciding whether to buy, sell or hold the Company's securities.

Our outlook is based on certain assumptions, which we believe to be reasonable under the circumstances. These include, without limitation, assumptions regarding both the near-term and long-term impact of the COVID-19 pandemic on the economy and our business, our customers and the end-users of our products, and other changes in the macro environment; changes in the competitive landscape, including ongoing uncertainties in the traditional office products channels; as well as the impact of fluctuations in foreign currency and acquisitions and the other factors described below.

Among the factors that could cause our actual results to differ materially from our forward-looking statements are: the scope and duration of the COVID-19 pandemic, government actions and other third-party responses to it and the consequences for the global economy, as well as the regional and local economies in which we operate, uncertainties regarding when the risks of the pandemic will subside and how geographies, distribution channels and consumer behaviors will evolve over time in response to the pandemic, and its impact on our business, operations, results of operations and financial condition, including, among others, manufacturing, distribution and supply chain disruptions, reduced demand for our products and services, and the financial condition of our suppliers and customers, including their ability to fund their operations and pay their invoices. Additionally, many of the other risk factors affecting us are currently elevated by, and likely will continue to be elevated by, the COVID-19 pandemic.

Other factors that could cause actual results to differ materially from our forward-looking statements are: a relatively limited number of large customers account for a significant percentage of our sales; risks associated with shifts in the channels of distribution for our products; issues that affect customer and consumer spending decisions during periods of economic uncertainty or weakness; risks associated with foreign currency fluctuations; challenges related to the highly competitive business environments in which we operate; our ability to develop and market innovative products that meet consumer demands; our ability to grow profitably through acquisitions and expand our product assortment into new and adjacent categories; our ability to successfully integrate acquisitions and achieve the financial and other results anticipated at the time of acquisition, including planned synergies; our ability to successfully implement our cost reduction and productivity initiatives; risks associated with the changes to U.S. trade policies and regulations, including increased import tariffs and overall uncertainty surrounding international trade relations; the failure, inadequacy or interruption of our information technology systems or supporting infrastructure; risks associated with a cybersecurity incident or information security breach, including that related to a disclosure of personally identifiable information; our ability to successfully expand our business in emerging markets and the exposure to greater financial, operational, regulatory and compliance and other risks in such markets; the effects of the U.S. Tax Cuts and Jobs Act; the impact of litigation or other legal proceedings; the risks associated with outsourcing production of certain of our products, information systems and other administrative functions; the continued decline in the use of certain of our products; risks associated with seasonality; risks associated with changes in the cost or availability of raw materials, labor, transportation and other necessary supplies and services and the cost of finished goods; our failure to comply with applicable laws, rules and regulations and self-regulatory requirements and the costs of compliance; the sufficiency of investment returns on pension assets; risks related to actuarial assumptions and changes in the unfunded liabilities of a multi-employer pension plan; any impairment of our intangible assets; risks associated with our indebtedness, including our debt service obligations, limitations imposed by restrictive covenants, our ability to comply with financial ratios and tests, and the phase out of the London Interbank Offered Rate; a change in or discontinuance of our stock repurchase program or the payment of dividends; the bankruptcy or financial instability of our customers and suppliers; our ability to secure, protect and maintain our intellectual property rights; product liability claims, recalls or regulatory actions; our ability to attract and retain key employees; the volatility of our stock price; risks associated with circumstances outside our control, including those caused by public health crises, such as the occurrence of contagious diseases like COVID-19, war, terrorism and other geopolitical incidents; and other risks and uncertainties described in "Part I, Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2020, and in other reports we file with the SEC.

For further information:

Christine Hanneman        Julie McEwan
Investor Relations        Media Relations
(847) 796-4320        (937) 974-8162

ACCO Brands Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	(unaudited)
(in millions)	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$75.1	$36.6
Accounts receivable, net	307.8	356.0
Inventories	351.2	305.1
Other current assets	45.7	30.5
Total current assets	779.8	728.2
Total property, plant and equipment	648.1	657.8
Less: accumulated depreciation	(418.9)	(416.4)
Property, plant and equipment, net	229.2	241.4
Right of use asset, leases	84.1	89.2
Deferred income taxes	124.4	136.5
Goodwill	799.7	827.4
Identifiable intangibles, net	947.9	977.0
Other non-current assets	36.6	49.0
Total assets	$3,001.7	$3,048.7
Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$11.4	$5.7
Current portion of long-term debt	36.8	70.8
Accounts payable	187.7	180.2
Accrued compensation	36.3	41.0
Accrued customer program liabilities	71.7	91.4
Lease liabilities	21.5	22.6
Current portion of contingent consideration	16.2	10.4
Other current liabilities	117.2	134.8
Total current liabilities	498.8	556.9
Long-term debt, net	1,155.9	1,054.6
Long-term lease liabilities	72.0	76.5
Deferred income taxes	153.1	170.6
Pension and post-retirement benefit obligations	297.6	317.1
Contingent consideration	8.7	7.8
Other non-current liabilities	106.8	122.5
Total liabilities	2,292.9	2,306.0
Stockholders' equity:
Common stock	1.0	1.0
Treasury stock	(40.8)	(39.9)
Paid-in capital	1,889.9	1,883.1
Accumulated other comprehensive loss	(577.2)	(564.2)
Accumulated deficit	(564.1)	(537.3)
Total stockholders' equity	708.8	742.7
Total liabilities and stockholders' equity	$3,001.7	$3,048.7

ACCO Brands Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Three Months Ended March 31,
	2021	2020	% Change
Net sales	$410.5	$384.1	6.9%
Cost of products sold	295.0	271.9	8.5%
Gross profit	115.5	112.2	2.9%
Operating costs and expenses:
Selling, general and administrative expenses	94.0	86.1	9.2%
Amortization of intangibles	12.0	8.4	42.9%
Restructuring charges	3.9	0.3	NM
Change in fair value of contingent consideration	6.7	—	NM
Total operating costs and expenses	116.6	94.8	23.0%
Operating (loss) income	(1.1)	17.4	NM
Non-operating expense (income):
Interest expense	13.2	8.6	53.5%
Interest income	(0.1)	(0.3)	(66.7)%
Non-operating pension income	(0.8)	(1.5)	(46.7)%
Other expense (income), net	12.9	(0.5)	NM
(Loss) income before income tax	(26.3)	11.1	NM
Income tax (benefit) expense	(5.9)	3.1	NM
Net (loss) income	$(20.4)	$8.0	NM

Per share:
Basic (loss) income per share	$(0.21)	$0.08	NM
Diluted (loss) income per share	$(0.21)	$0.08	NM

Weighted average number of shares outstanding:
Basic	95.1	96.0
Diluted	95.1	97.5

Cash dividends declared per common share	$0.065	$0.065

Statistics (as a % of Net sales, except Income tax rate)
	Three Months Ended March 31,
	2021	2020
Gross profit (Net sales, less Cost of products sold)	28.1%	29.2%
Selling, general and administrative expenses	22.9%	22.4%
Operating income	(0.3)%	4.5%
Income before income tax	(6.4)%	2.9%
Net income	(5.0)%	2.1%
Income tax rate	22.4%	27.9%

ACCO Brands Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in millions)	2021	2020
Operating activities
Net (loss) income	$(20.4)	$8.0
Amortization of inventory step-up	2.4	—
Change in fair value of contingent liability	6.7	—
Depreciation	9.6	8.6
Amortization of debt issuance costs	0.8	0.5
Amortization of intangibles	12.0	8.4
Stock-based compensation	4.8	0.9
Loss on debt extinguishment	3.7	—
Changes in balance sheet items:
Accounts receivable	34.4	112.0
Inventories	(54.4)	(26.2)
Other assets	(13.3)	(13.8)
Accounts payable	11.3	(45.2)
Accrued expenses and other liabilities	(27.9)	(72.1)
Accrued income taxes	(12.1)	(6.3)
Net cash used by operating activities	(42.4)	(25.2)
Investing activities
Additions to property, plant and equipment	(3.8)	(6.9)
Cost of acquisitions, net of cash acquired	18.2	0.6
Net cash provided (used) by investing activities	14.4	(6.3)
Financing activities
Proceeds from long-term borrowings	595.8	117.4
Repayments of long-term debt	(509.0)	(5.3)
Proceeds of notes payable, net	6.2	12.4
Payment for debt premium	(9.8)	—
Payments for debt issuance costs	(9.7)	—
Repurchases of common stock	—	(18.9)
Dividends paid	(6.2)	(6.2)
Payments related to tax withholding for stock-based compensation	(0.9)	(1.7)
Proceeds from the exercise of stock options	1.9	1.5
Net cash provided by financing activities	68.3	99.2
Effect of foreign exchange rate changes on cash and cash equivalents	(1.8)	(2.1)
Net increase in cash and cash equivalents	38.5	65.6
Cash and cash equivalents
Beginning of the period	36.6	27.8
End of the period	$75.1	$93.4

About Non-GAAP Financial Measures
This earnings release contains non-GAAP financial measures. We explain below how we calculate and use each of these non-GAAP financial measures and a reconciliation of our current period and historical non-GAAP financial measures to the most directly comparable GAAP financial measures follows.

We use our non-GAAP financial measures both to explain our results to stockholders and the investment community and in the internal evaluation and management of our business. We believe our non-GAAP financial measures provide management and investors with a more complete understanding of our underlying operational results and trends, facilitate meaningful period-to-period comparisons and enhance an overall understanding of our past and future financial performance.

Our non-GAAP financial measures exclude certain items that may have a material impact upon our reported financial results such as restructuring charges, transaction and integration expenses associated with acquisitions, the impact of foreign currency fluctuation and acquisitions, unusual tax items and other non-recurring items that we consider to be outside of our core operations. These measures should not be considered in isolation or as a substitute for, or superior to, the directly comparable GAAP financial measures and should be read in connection with the company’s financial statements presented in accordance with GAAP.

Our non-GAAP financial measures include the following:

Comparable Net Sales: Represents net sales excluding the impact of acquisitions with current-period foreign operation sales translated at prior-year currency rates. We believe comparable net sales are useful to investors and management because they reflect underlying sales and sales trends without the effect of acquisitions and fluctuations in foreign exchange rates and facilitate meaningful period-to-period comparisons. We sometimes refer to comparable net sales as comparable sales.

Adjusted Gross Profit: Represents gross profit excluding the effect of the amortization of the step-up in inventory from acquisitions. We believe adjusted gross profit is useful to investors and management because it reflects underlying gross profit without the effect of inventory adjustments resulting from acquisitions that we consider to be outside our core operations and facilitates meaningful period-to-period comparisons.

Adjusted Selling, General and Administrative (SG&A) Expenses: Represents selling, general and administrative expenses excluding transaction and integration expenses related to our acquisitions. We believe adjusted SG&A expenses are useful to investors and management because they reflect underlying SG&A expenses without the effect of expenses related to acquiring and integrating acquisitions that we consider to be outside our core operations and facilitate meaningful period-to-period comparisons.

Adjusted Operating Income/Adjusted Income Before Taxes/Adjusted Net Income/Adjusted Net Income Per Diluted Share: Represents operating income, income before taxes, net income, and net income per diluted share excluding restructuring charges, the amortization of intangibles, the amortization of the step-up in value of inventory, the change in fair value of contingent consideration, transaction and integration expenses associated with acquisitions, non-recurring items in interest expense or other income/expense such as expenses associated with debt refinancing, a bond redemption, or a pension curtailment, and other non-recurring items as well as all unusual and discrete income tax adjustments, including income tax related to the foregoing. We believe these adjusted non-GAAP financial measures are useful to investors and management because they reflect our underlying operating performance before items that we consider to be outside our core operations and facilitate meaningful period-to-period comparisons. Senior management’s incentive compensation is derived, in part, using adjusted operating income and adjusted net income per diluted share, which is derived from adjusted net income. We sometimes refer to adjusted net income per diluted share as adjusted earnings per share.

Adjusted Income Tax Expense/Rate: Represents income tax expense/rate excluding the tax effect of the items that have been excluded from adjusted income before taxes, unusual income tax items such as the impact of tax audits and changes in laws, significant reserves for cash repatriation, excess tax benefits/losses, and other discrete tax items. We believe our adjusted income tax expense/rate is useful to investors because it reflects our baseline income tax expense/rate before benefits/losses and other discrete items that we consider to be outside our core operations and facilitates meaningful period-to-period comparisons.

Adjusted EBITDA: Represents net income excluding the effects of depreciation, stock-based compensation expense, amortization of intangibles, the change in fair value of contingent consideration, interest expense, net, other (income) expense, net, and income tax expense, the amortization of the step-up in value of inventory, transaction and integration expenses associated with acquisitions, restructuring charges, non-recurring items in interest expense or other income/expense such as expenses associated with debt refinancing, a bond redemption, or a pension curtailment and other non-recurring items. We believe adjusted EBITDA is useful to investors because it reflects our underlying cash profitability and adjusts for certain non-cash charges, and items that we consider to be outside our core operations and facilitates meaningful period-to-period comparisons.

Free Cash Flow: Represents cash flow from operating activities less cash used for additions to property, plant and equipment, plus cash proceeds from the disposition of assets. We believe free cash flow is useful to investors because it measures our available cash flow for paying dividends, funding strategic acquisitions, reducing debt, and repurchasing shares.

Net Leverage Ratio: Represents total debt, less debt origination costs and cash and cash equivalents divided by Adjusted EBITDA. We believe that net leverage ratio is useful to investors since the company has the ability to, and may decide to use a portion of its cash and cash equivalents to retire debt.

This earnings release also provides forward-looking non-GAAP adjusted earnings per share, free cash flow, net leverage ratio and adjusted tax rate. We do not provide a reconciliation of forward-looking adjusted earnings per share, free cash flow, net leverage ratio or adjusted tax rate to GAAP because the GAAP financial measure is not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort due to the inherent difficulty of forecasting and quantifying certain amounts that are necessary for such a reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, the variability of our tax rate and the impact of foreign currency fluctuation and acquisitions, and other charges reflected in our historical numbers. The probable significance of each of these items is high and, based on historical experience, could be material.

ACCO Brands Corporation and Subsidiaries
Reconciliation of GAAP to Adjusted Non-GAAP Information (Unaudited)
(In millions, except per share data)

The following tables set forth a reconciliation of certain Consolidated Statements of Operations information reported in accordance with GAAP to adjusted Non-GAAP Information for the three months ended March 31, 2021 and 2020.

		Three Months Ended March 31, 2021
		Gross Profit	% of Sales	SG&A	% of Sales	Operating (Loss) Income	% of Sales	(Loss) Income before Tax	% of Sales	Income Tax (Benefit) Expense (E)	Tax Rate	Net (Loss) Income	% of Sales
Reported GAAP		$115.5	28.1%	$94.0	22.9%	$(1.1)	(0.3)%	$(26.3)	(6.4)%	$(5.9)	22.4%	$(20.4)	(5.0)%
Reported GAAP diluted income per share (EPS)												$(0.21)
Inventory step-up amortization	(A)	2.4		—		2.4		2.4		0.6		1.8
Transaction and integration expenses	(B)	—		(0.7)		0.7		0.7		0.2		0.5
Restructuring charges		—		—		3.9		3.9		1.0		2.9
Amortization of intangibles		—		—		12.0		12.0		3.2		8.8
Change in fair value of contingent consideration	(C)	—		—		6.7		6.7		1.7		5.0
Refinancing costs	(D)	—		—		—		3.7		1.0		2.7
Bond redemption	(E)	—		—		—		9.8		2.6		7.2
Pension curtailment	(F)	—		—		—		1.4		0.4		1.0
Operating tax gains	(G)	—		—		—		(0.2)		—		(0.2)
Other discrete tax items	(H)	—		—		—		—		(0.7)		0.7
Adjusted Non-GAAP		$117.9	28.7%	$93.3	22.7%	$24.6	6.0%	$14.1	3.4%	$4.1	29.1%	$10.0	2.4%
Adjusted diluted income per share (Adjusted EPS)												$0.10

		Three Months Ended March 31, 2020
		SG&A	% of Sales	Operating Income	% of Sales	Income before Tax	% of Sales	Income Tax Expense (E)	Tax Rate	Net Income	% of Sales
Reported GAAP		$86.1	22.4%	$17.4	4.5%	$11.1	2.9%	$3.1	27.9%	$8.0	2.1%
Reported GAAP diluted income per share (EPS)										$0.08
Transaction and integration expenses	(B)	(0.3)		0.3		0.3		0.1		0.2
Restructuring charges		—		0.3		0.3		0.1		0.2
Amortization of intangibles		—		8.4		8.4		2.2		6.2
Operating tax gain	(G)	—		—		(1.6)		—		(1.6)
Other discrete tax items	(H)	—		—		—		(0.2)		0.2
Adjusted Non-GAAP		$85.8	22.3%	$26.4	6.9%	$18.5	4.8%	$5.3	28.6%	$13.2	3.4%
Adjusted diluted income per share (Adjusted EPS)										$0.14
See "Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net (Loss) Income to Adjusted EBITDA (Unaudited)" for further information regarding adjusted items.

ACCO Brands Corporation and Subsidiaries
Reconciliation of Net (Loss) Income to Adjusted EBITDA (Unaudited)
(In millions)

The following table sets forth a reconciliation of net income reported in accordance with GAAP to Adjusted EBITDA.

		Three Months Ended March 31,
		2021	2020	% Change
Net (loss) income		$(20.4)	$8.0	NM
Inventory step-up amortization(a)	(A)	2.4	—	NM
Transaction and integration expenses	(B)	0.7	0.3	133.3%
Restructuring charges		3.9	0.3	NM
Change in fair value of contingent consideration	(C)	6.7	—	NM
Pension curtailment	(F)	1.4	—	NM
Depreciation		9.6	8.6	11.6%
Stock-based compensation		4.8	0.9	433.3%
Amortization of intangibles		12.0	8.4	42.9%
Interest expense, net		13.1	8.3	57.8%
Other expense (income), net		12.9	(0.5)	NM
Income tax (benefit) expense		(5.9)	3.1	NM
Adjusted EBITDA (non-GAAP)		$41.2	$37.4	10.2%

Adjusted EBITDA as a % of Net Sales		10.0%	9.7%
See "Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net (Loss) Income to Adjusted EBITDA (Unaudited)" for further information regarding adjusted items.

Reconciliation of Net Cash Used by Operating Activities to Free Cash Flow (Unaudited)
(In millions)

The following table sets forth a reconciliation of net cash provided by operating activities reported in accordance with GAAP to Free Cash Flow.

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Net cash used by operating activities	$(42.4)	$(25.2)

Net cash (used) provided by:
Additions to property, plant and equipment	(3.8)	(6.9)
Proceeds from the disposition of assets	—	—
Free cash flow (non-GAAP)	$(46.2)	$(32.1)

Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net (Loss) Income to Adjusted EBITDA (Unaudited)

A.Represents the amortization of step-up in the value of inventory associated with the PowerA acquisition.
B.Represents transaction and integration expenses associated with the acquisition of PowerA in 2021 and Indústria Gráfica Foroni Ltda. ("Foroni") in 2020.
C.Represents the change in fair value of the contingent consideration included in the PowerA acquisition due to the earnout of up to $55.0 million in cash, which is payable in two equal installments over the next two years if certain sales and profit targets are met. The change in fair value of the contingent consideration is assessed every quarter and is included as an expense in the consolidated statements of income.
D.Represents the write-off of debt issuance costs and other costs associated with the Company's debt refinancing and discharge of its obligations on the senior unsecured notes due in 2024.
E.Represents a call premium on the redemption of the senior unsecured notes due in 2024.
F.Represents a pension curtailment related to a restructuring project.
G.In 2021, represents a gain of $0.2 million from the release of unneeded reserves for certain operating taxes related to a pre-acquisition period for Foroni. In 2020, represents a gain of $1.1 million, primarily from certain Brazilian indirect tax credits recognized, and a gain of $0.5 million from the release of unneeded reserves for certain operating taxes related to a pre-acquisition period for GOBA Internacional, S.A. de C.V.
H.The adjustments to income tax expense include the effects of the adjustments outlined above and discrete tax adjustments.

ACCO Brands Corporation and Subsidiaries
Supplemental Business Segment Information and Reconciliation (Unaudited)
(In millions)

	2021					2020					Changes
					Adjusted					Adjusted
		Reported		Adjusted	Operating		Reported		Adjusted	Operating			Adjusted	Adjusted
		Operating		Operating	Income		Operating		Operating	Income			Operating	Operating
	Reported	Income	Adjusted	Income	(Loss)	Reported	Income	Adjusted	Income	(Loss)	Net Sales	Net Sales	Income	Income	Margin
	Net Sales	(Loss)	Items	(Loss) (A)	Margin (A)	Net Sales	(Loss)	Items (B)	(Loss) (A)	Margin (A)	$	%	(Loss) $	(Loss) %	Points
Q1:
ACCO Brands North America	$188.8	$(0.7)	$11.9	$11.2	5.9%	$167.8	$7.6	$3.3	$10.9	6.5%	$21.0	12.5%	$0.3	2.8%	(60)
ACCO Brands EMEA	156.9	16.8	4.4	21.2	13.5%	127.5	12.0	3.2	15.2	11.9%	29.4	23.1%	6.0	39.5%	160
ACCO Brands International	64.8	0.6	2.5	3.1	4.8%	88.8	5.9	2.3	8.2	9.2%	(24.0)	(27.0)%	(5.1)	(62.2)%	(440)
Corporate	—	(17.8)	6.9	(10.9)		—	(8.1)	0.2	(7.9)		—		(3.0)
Total	$410.5	$(1.1)	$25.7	$24.6	6.0%	$384.1	$17.4	$9.0	$26.4	6.9%	$26.4	6.9%	$(1.8)	(6.8)%	(90)

Q2:
ACCO Brands North America						$231.7	$37.4	$7.9	$45.3	19.6%
ACCO Brands EMEA						88.3	(1.8)	4.0	2.2	2.5%
ACCO Brands International						46.9	(4.4)	2.8	(1.6)	(3.4)%
Corporate						—	(12.7)	—	(12.7)
Total						$366.9	$18.5	$14.7	$33.2	9.0%

Q3:
ACCO Brands North America						$238.5	$22.9	$3.1	$26.0	10.9%
ACCO Brands EMEA						136.4	16.7	3.4	20.1	14.7%
ACCO Brands International						69.2	3.7	2.0	5.7	8.2%
Corporate						—	(9.0)	—	(9.0)
Total						$444.1	$34.3	$8.5	$42.8	9.6%

Q4:
ACCO Brands North America						$184.1	$15.1	$6.0	$21.1	11.5%
ACCO Brands EMEA						171.7	24.7	3.6	28.3	16.5%
ACCO Brands International						104.3	10.4	2.9	13.3	12.8%
Corporate						—	(8.0)	3.4	(4.6)
Total						$460.1	$42.2	$15.9	$58.1	12.6%

YTD:
ACCO Brands North America	$188.8	$(0.7)	$11.9	$11.2	5.9%	$822.1	$83.0	$20.3	$103.3	12.6%
ACCO Brands EMEA	156.9	16.8	4.4	21.2	13.5%	523.9	51.6	14.2	65.8	12.6%
ACCO Brands International	64.8	0.6	2.5	3.1	4.8%	309.2	15.6	10.0	25.6	8.3%
Corporate	—	(17.8)	6.9	(10.9)		—	(37.8)	3.6	(34.2)
Total	$410.5	$(1.1)	$25.7	$24.6	6.0%	$1,655.2	$112.4	$48.1	$160.5	9.7%

(A) See "Notes to Reconciliations of GAAP to Adjusted Non-GAAP Information and Net (Loss) Income to Adjusted EBITDA (Unaudited)" for further information regarding adjusted items.
(B) 2020 historical data has been restated to exclude amortization of intangibles. This has resulted in additional amounts included within the adjusted items for the year ended December 31, 2020 of $32.8 million, including $12.5 million, $13.6 million, and $6.7 million for the Acco Brands North America, EMEA, and International segments, respectively.

ACCO Brands Corporation and Subsidiaries
Supplemental Net Sales Change Analysis (Unaudited)

	% Change - Net Sales				$ Change - Net Sales (in millions)
	GAAP	Non-GAAP			GAAP	Non-GAAP

				Comparable				Comparable
	Net Sales	Currency		Net Sales	Net Sales	Currency		Net Sales	Comparable
	Change	Translation	Acquisition	Change (A)	Change	Translation	Acquisition	Change (A)	Net Sales
Q1 2021:
ACCO Brands North America	12.5%	0.6%	30.7%	(18.8)%	$21.0	$1.0	$51.5	$(31.5)	$136.3
ACCO Brands EMEA	23.1%	9.6%	6.7%	6.8%	29.4	12.2	8.6	8.6	136.1
ACCO Brands International	(27.0)%	2.8%	2.9%	(32.7)%	(24.0)	2.5	2.6	(29.1)	59.7
Total	6.9%	4.1%	16.3%	(13.5)%	$26.4	$15.7	$62.7	$(52.0)	$332.1